Exhibit 99.1

One Amgen Center Drive
Thousand Oaks, CA 91320-1799
Telephone (805) 447-1000
Fax (805) 499-3507 www.amgen.com

News Release

AMGEN’S FIRST QUARTER 2010 ADJUSTED EARNINGS

PER SHARE INCREASED 20 PERCENT TO $1.30

First Quarter 2010 Revenue

Increased 9 Percent to $3.6 Billion

First Quarter 2010 GAAP Earnings Per Share

Increased 20 Percent to $1.18

Adjusting for Impact of U.S. Health Care Reform, 2010

Total Revenue and Adjusted EPS Expected Towards

Lower End of Current Guidance Ranges of $15.1 – $15.5

Billion and $5.05 – $5.25, Respectively

THOUSAND OAKS, Calif. (April 21, 2010) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS) of $1.30 for the first quarter of 2010, an increase of 20 percent compared to $1.08 for the first quarter of 2009. Adjusted net income increased 14 percent to $1,282 million for the first quarter of 2010 compared to $1,120 million for the first quarter of 2009.

Total revenue increased 9 percent for the first quarter of 2010 to $3,592 million versus $3,308 million for the first quarter of 2009.

“We are off to a good start in 2010 with solid first-quarter results,” said Kevin Sharer, Chairman & CEO. “We are optimistic about Prolia in the U.S. and EU and will take appropriate steps to manage the impact of the new U.S. health care reform law.”

Adjusted EPS and adjusted net income for the first quarter of 2010 and 2009 exclude, for the applicable periods, stock option expense, certain expenses related to acquisitions, non-cash interest expense resulting from a change in accounting in the first quarter of 2009 for our convertible notes and certain other items. These expenses and other items are presented on the attached reconciliation tables.

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AMGEN’S FIRST QUARTER ADJUSTED EPS INCREASED 20 PERCENT TO $1.30;

FIRST QUARTER REVENUE INCREASED 9 PERCENT TO $3.6 BILLION

On a reported basis and calculated in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP EPS were $1.18 for the first quarter of 2010, a 20 percent increase compared to $0.98 for the first quarter of 2009. GAAP net income increased 15 percent to $1,167 million for the first quarter of 2010 from $1,019 million for the first quarter of 2009.

Product Sales Performance

Total product sales for the first quarter of 2010, increased 9 percent to $3,528 million from $3,238 million for the first quarter of 2009. Sales in the U.S. totaled $2,677 million, an increase of 7 percent versus $2,502 million for the first quarter of 2009. First quarter 2010 U.S. product sales include a $33 million accrual for certain Health Care Reform Legislation provisions that were fully or partially in effect during the first quarter. International sales increased 16 percent to $851 million versus $736 million for the first quarter of 2009. Changes in foreign exchange positively impacted first quarter 2010 sales by $39 million. Excluding the favorable impact of foreign exchange, total product sales increased 8 percent and international product sales increased 10 percent.

Worldwide sales of Aranesp® (darbepoetin alfa) were relatively unchanged for the first quarter of 2010 at $627 million versus $626 million for the first quarter of 2009. In the U.S., Aranesp sales decreased 8 percent to $268 million for the first quarter of 2010 versus $292 million for the first quarter of 2009. The decrease was principally driven by a decline in demand partially offset by favorable changes in wholesaler inventories. The decline in demand was due to a low double digit percentage point decline in units sold, due in part to a slight loss of segment share, and to a lesser extent, a decrease in average net sales price. International Aranesp sales increased 7 percent to $359 million versus $334 million in the first quarter of 2009 due to the positive impact of changes in foreign exchange, which aggregated approximately $16 million, and to a lesser extent, an increase in demand. Excluding the impact of foreign exchange, worldwide Aranesp sales decreased 2 percent and international product sales increased 3 percent.

Sales of EPOGEN® (Epoetin alfa) increased 10 percent to $623 million in the first quarter of 2010 versus $565 million in the first quarter of 2009, primarily due to an increase in demand. The increase in demand was principally due to increased dose utilization, and to a lesser extent, patient population growth.

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) increased 10 percent to $1,179 million in the first quarter of 2010 versus $1,073 million for the first quarter of 2009. Combined sales of Neulasta and NEUPOGEN in the U.S. were $862 million in the first quarter of 2010 versus

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AMGEN’S FIRST QUARTER ADJUSTED EPS INCREASED 20 PERCENT TO $1.30;

FIRST QUARTER REVENUE INCREASED 9 PERCENT TO $3.6 BILLION

$796 million in the first quarter of 2009, an increase of 8 percent due primarily to favorable changes in wholesaler inventories and an increase in demand. The increase in demand was driven by a mid single-digit percentage point increase in average net sales price, partially off-set by a slight decline in units sold. Combined international sales increased 14 percent to $317 million in the first quarter of 2010 versus $277 million for the first quarter of 2009. This growth reflects increased demand, driven by the continued conversion from NEUPOGEN to Neulasta and expansion into newer territories, and changes in foreign exchange which positively impacted first quarter sales by approximately $16 million. Excluding the impact of foreign exchange, combined worldwide product sales of NEUPOGEN and Neulasta increased 8 percent and international product sales increased 9 percent.

Sales of Enbrel® (etanercept) increased 6 percent in the first quarter of 2010 to $804 million versus $758 million for the first quarter of 2009, driven primarily by favorable changes in wholesaler inventories and an increase in demand. This increase in demand was principally due to a low single-digit percentage point increase in average net sales price, partially offset by a slight decline in units sold reflecting a share decline as a result of increased competitive activity in dermatology. ENBREL continues to maintain a leading position in both the rheumatology and dermatology segments.

Worldwide sales of Sensipar® (cinacalcet) increased 21 percent to $179 million in the first quarter of 2010 versus $148 million during the first quarter of 2009, primarily as a result of increased international demand, and to a lesser extent, favorable changes in U.S. wholesaler inventories.

Vectibix® (panitumumab) sales for the first quarter of 2010 were $67 million compared to $53 million for the first quarter of 2009. Sales growth was driven by international demand as a result of recent launches.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales decreased to 14.3 percent of sales for the first quarter of 2010 versus 14.6 percent of sales for the first quarter of 2009. This decrease was primarily driven by lower bulk material cost, lower royalties, higher average net sales price and favorable foreign exchange, largely offset by less favorable product mix.

Research and Development (R&D) expenses increased 2 percent to $617 million for the first quarter of 2010 versus $605 million for the first quarter of 2009. This increase was primarily driven by higher staff-related costs and lower expense recoveries associated with ongoing collaborations, which were partially offset by lower clinical trial costs primarily for the denosumab skeletal-related events studies.

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AMGEN’S FIRST QUARTER ADJUSTED EPS INCREASED 20 PERCENT TO $1.30;

FIRST QUARTER REVENUE INCREASED 9 PERCENT TO $3.6 BILLION

Selling, General, and Administrative (SG&A) expenses increased 13 percent to $873 million in the first quarter of 2010 versus $774 million in the first quarter of 2009. This increase was due to increased spending for activities in anticipation of the approval of ProliaTM (denosumab), higher expenses associated with the Pfizer profit share due to higher ENBREL sales, higher staff-related costs and higher litigation expenses. These increases were partially offset by expense recoveries related to the GlaxoSmithKline collaboration to commercialize Prolia in postmenopausal osteoporosis (PMO) in Europe, Australia, New Zealand, and Mexico.

Excluding expenses associated with the Pfizer profit share of $269 million and $248 million for the first quarter of 2010 and 2009, respectively, adjusted SG&A expenses for the first quarter of 2010 increased 15 percent versus the first quarter of 2009.

The adjusted tax rate for the first quarter of 2010 was 20.0 percent compared to 21.5 percent for the first quarter of 2009. The decrease in the adjusted tax rate for the first quarter of 2010 was primarily due to increased bulk manufacturing and profits in Puerto Rico and the favorable tax impact of changes in revenue and expense mix, partially offset by the lack of benefit from the Federal R&D tax credit in the first quarter of 2010.

During the first quarter of 2010, Amgen repurchased approximately 29 million shares of common stock at a total cost of $1.7 billion. The Company currently has $4.3 billion remaining under its authorized stock repurchase program.

Average diluted shares for adjusted EPS for the first quarter of 2010 were 988 million versus 1,037 million for the first quarter of 2009.

Capital expenditures for the first quarter of 2010 were $94 million versus $117 million for the first quarter of 2009. Worldwide cash and marketable securities were $14.1 billion and adjusted outstanding debt was $12.2 billion as of March 31, 2010. The Company’s adjusted outstanding debt excludes the impact of a change in accounting on the carrying values of its convertible notes. The Company’s outstanding debt presented in accordance with GAAP was $11.7 billion as of March 31, 2010.

2010 Guidance Update

The Company now expects revenues and adjusted EPS for 2010 to be towards the lower end of the current guidance ranges of $15.1 billion to $15.5 billion and $5.05 to $5.25, respectively, including an anticipated impact of $200 million to $250 million due to U.S. Health Care Reform. Adjusted EPS excludes stock option expense, certain expenses related to prior acquisitions and the non-cash interest expense resulting from a change in accounting for our convertible notes.

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AMGEN’S FIRST QUARTER ADJUSTED EPS INCREASED 20 PERCENT TO $1.30;

FIRST QUARTER REVENUE INCREASED 9 PERCENT TO $3.6 BILLION

The Company still expects the 2010 adjusted tax rate to be in the range of 20 percent to 21 percent and capital expenditures to be approximately $600 million.

First Quarter Product and Pipeline Update

The Company provided updates on selected products and clinical programs.

Denosumab: The Company discussed the previously announced results of its pivotal, Phase 3, head-to-head study where denosumab demonstrated superiority versus Zometa (zoledronic acid) in the treatment of skeletal related events in prostate cancer patients with metastatic bone disease.

The Company also discussed that, on March 18, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has re-issued a positive opinion for the marketing authorization of Prolia for the treatment of osteoporosis in postmenopausal women at increased risk of fractures, and for the treatment of bone loss associated with hormone ablation in men with prostate cancer at increased risk of fractures. If approved by the European Commission, Amgen would receive marketing authorization for Prolia in all European Union (EU) Member States.

Vectibix: The Company announced that it has submitted its market authorization application for first and second line metastatic colorectal cancer with the EMA.

The Company also announced that, on April 16, Takeda Pharmaceutical Company Limited has received approval to market Vectibix in Japan for the treatment of unresectable, advanced or recurrent colorectal cancer with wild-type KRAS. In 2008 the Company entered into an agreement under which Takeda would develop and commercialize Vectibix for the Japanese market.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP basis) for the three months ended March 31, 2010 and 2009. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP basis) as of March 31, 2010. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

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AMGEN’S FIRST QUARTER ADJUSTED EPS INCREASED 20 PERCENT TO $1.30;

FIRST QUARTER REVENUE INCREASED 9 PERCENT TO $3.6 BILLION

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2009, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply

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AMGEN’S FIRST QUARTER ADJUSTED EPS INCREASED 20 PERCENT TO $1.30;

FIRST QUARTER REVENUE INCREASED 9 PERCENT TO $3.6 BILLION

may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (media)
Arvind Sood, 805-447-1060 (investors)

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AMGEN’S FIRST QUARTER ADJUSTED EPS INCREASED 20 PERCENT TO $1.30;

FIRST QUARTER REVENUE INCREASED 9 PERCENT TO $3.6 BILLION

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31, 2010					Three Months Ended March 31, 2009
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,528	$—		$3,528		$3,238	$—		$3,238
Other revenues	64	—		64		70	—		70

Total revenues	3,592	—		3,592		3,308	—		3,308

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	508	(4	)(a)	504		477	(3	)(a)	474
Research and development	646	(12	)(a)	617		633	(11	)(a)	605
		(17	)(b)				(17	)(b)
Selling, general and administrative	884	(11	)(a)	873		798	(10	)(a)	774
							(14	)(e)
Amortization of certain acquired intangible assets	74	(74	)(c)	—		74	(74	)(c)	—
Other charges	(1)	1	(d)	—		5	(5	)(e)	—

Total operating expenses	2,111	(117)		1,994		1,987	(134)		1,853

Operating income	1,481	117		1,598		1,321	134		1,455
Interest expense, net	145	(65	)(f)	80		147	(61	)(f)	86
Interest and other income, net	84	—		84		58	—		58

Income before income taxes	1,420	182		1,602		1,232	195		1,427
Provision for income taxes	253	67	(g)	320		213	69	(h)	307
							25	(i)

Net income	$1,167	$115		$1,282		$1,019	$101		$1,120

Earnings per share:
Basic	$1.19			$1.31		$0.99			$1.09
Diluted (j)	$1.18			$1.30	(a)	$0.98			$1.08	(a)
Average shares used in calculation of earnings per share:
Basic	982			982		1,032			1,032
Diluted (j)	988			988	(a)	1,037			1,037	(a)

(a) - (j)	See explanatory notes on the following pages.

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AMGEN’S FIRST QUARTER ADJUSTED EPS INCREASED 20 PERCENT TO $1.30;

FIRST QUARTER REVENUE INCREASED 9 PERCENT TO $3.6 BILLION

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(a)	To exclude stock option expense. For the three months ended March 31, 2010 and 2009, the total pre-tax expense for employee stock options was $27 million and $24 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three months ended March 31, 2010 and 2009 was as follows:

	Three months ended March 31,
	2010	2009
“Adjusted” diluted EPS, excluding stock option expense	$1.30	$1.08
Impact of stock option expense (net of tax)	(0.02)	(0.01)

“Adjusted” diluted EPS, including stock option expense	$1.28	$1.07

(b)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets with alternative future uses acquired with the acquisitions of Abgenix, Inc. (“Abgenix”) and Avidia, Inc. (“Avidia”).

(c)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition.

(d)	To exclude the net benefit arising from legal settlements.

(e)	To exclude the expenses associated with our restructuring plan announced in August 2007 and certain additional cost savings initiatives subsequently identified.

(f)	To exclude the incremental non-cash interest expense resulting from a change in the accounting for our convertible notes effective January 1, 2009.

(g)	To reflect the tax effect of the above adjustments for 2010.

(h)	To reflect the tax effect of the above adjustments for 2009.

(i)	To exclude the net tax benefit resulting from adjustments to previously established deferred taxes, primarily related to prior acquisitions and stock option expense, due to changes in California tax law effective for future periods.

(j)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method. “Adjusted” earnings per share presented below excludes stock option expense:

	Three months ended March 31, 2010			Three months ended March 31, 2009
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,167	$1,282		$1,019	$1,120

Shares (Denominator):
Weighted-average shares for basic EPS	982	982		1,032	1,032
Effect of dilutive securities	6	6	(*)	5	5	(*)

Weighted-average shares for diluted EPS	988	988		1,037	1,037

Diluted earnings per share	$1.18	$1.30		$0.98	$1.08

(*)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three months ended March 31, 2010 and 2009 were computed under the treasury stock method assuming that we do not expense stock options.

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AMGEN’S FIRST QUARTER ADJUSTED EPS INCREASED 20 PERCENT TO $1.30;

FIRST QUARTER REVENUE INCREASED 9 PERCENT TO $3.6 BILLION

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended March 31,
	2010	2009
Aranesp® - U.S.	$268	$292
Aranesp® - International	359	334
EPOGEN® - U.S	623	565
Neulasta® - U.S.	637	594
NEUPOGEN® - U.S.	225	202
Neulasta® - International	226	183
NEUPOGEN® - International	91	94
Enbrel® - U.S.	754	712
Enbrel® - Canada	50	46
Sensipar® - U.S.	117	99
Sensipar® - International	62	49
Vectibix® - U.S.	25	25
Vectibix® - International	42	28
Nplate® - U.S.	28	13
Nplate® - International	21	2

Total product sales	$3,528	$3,238

U.S.	$2,677	$2,502
International	851	736

Total product sales	$3,528	$3,238

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AMGEN’S FIRST QUARTER ADJUSTED EPS INCREASED 20 PERCENT TO $1.30;

FIRST QUARTER REVENUE INCREASED 9 PERCENT TO $3.6 BILLION

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash, cash equivalents and marketable securities	$14,117	$13,442
Trade receivables, net	2,271	2,109
Inventories	2,202	2,220
Other current assets	1,219	1,161

Total current assets	19,809	18,932
Property, plant and equipment, net	5,619	5,738
Intangible assets, net	2,462	2,567
Goodwill	11,335	11,335
Other assets	1,141	1,057

Total assets	$40,366	$39,629

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,184	$3,873
Current portion of convertible notes	2,378	—

Total current liabilities	6,562	3,873
Convertible notes	2,201	4,512
Other long-term debt	7,085	6,089
Other non-current liabilities	2,179	2,488
Stockholders’ equity	22,339	22,667

Total liabilities and stockholders’ equity	$40,366	$39,629

Shares outstanding	966	995

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AMGEN’S FIRST QUARTER ADJUSTED EPS INCREASED 20 PERCENT TO $1.30;

FIRST QUARTER REVENUE INCREASED 9 PERCENT TO $3.6 BILLION

Amgen Inc.

Reconciliation of GAAP Debt Outstanding to “Adjusted” Debt Outstanding

(In billions)

(Unaudited)

	March 31, 2010
	GAAP	Adjustments for accounting standard		“Adjusted”
Total debt outstanding	$11.7	$0.5	(a)	$12.2

(a)	To exclude the impact of adopting an accounting standard on January 1, 2009 that changed the method of accounting for our convertible notes.

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AMGEN’S FIRST QUARTER ADJUSTED EPS INCREASED 20 PERCENT TO $1.30;

FIRST QUARTER REVENUE INCREASED 9 PERCENT TO $3.6 BILLION

Amgen Inc.

Reconciliation of GAAP Earnings Per Share Guidance to “Adjusted”

Earnings Per Share Guidance for the Year Ending December 31, 2010

(Unaudited)

The following table shows a reconciliation of GAAP earnings per share (diluted) guidance to “Adjusted” earnings per share (diluted) guidance. On April 21, 2010, the Company announced “Adjusted” earnings per share guidance, including an anticipated impact of $200 million to $250 million due to U.S. Health Care Reform, now expected towards lower end of current guidance range of $5.05 – $5.25.

2010
GAAP earnings per share (diluted) guidance	$4.56 - $4.78

Known adjustments to arrive at “Adjusted” earnings*:
Amortization of acquired intangible assets, product technology rights (a)	0.19
Incremental non-cash interest expense (b)	0.17
Stock option expense (c)	0.06 - 0.08
Amortization of acquired intangible assets, R&D technology rights (d)	0.05

“Adjusted” earnings per share (diluted) guidance	$5.05 - $5.25

*	The known adjustments are presented net of their related aggregate tax impact of approximately $0.27 to $0.28 per share.

(a)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition.

(b)	To exclude the incremental non-cash interest expense resulting from a change in accounting in January 2009 related to our convertible debt.

(c)	To exclude stock option expense.

(d)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions.

Amgen Inc.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2010

(Unaudited)

2010
GAAP tax rate guidance	17.7% - 19.0%
Tax rate effect of known adjustments discussed above	2.0% - 2.3%

“Adjusted” tax rate guidance	20.0% - 21.0%